Exhibit 10.1

PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

GLOBAL EXCLUSIVE LICENSE AGREEMENT — VELDONA®

LICENSE AGREEMENT

BY AND BETWEEN

AINOS, INC.

AS “LICENSOR”

AND

BIOPHOENIX CO., LTD.

AS “LICENSEE”

Effective Date: the date of the last signature below

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into on the date of the last signature below (the “Effective Date”), by and between Ainos, Inc. (“Licensor”), a corporation organized under the laws of the State of Texas, United States, with its principal place of business at 3050 Post Oak Boulevard., Suite 510-T80, Houston, TX, 77056 U.S.A. and BioPhoenix Co., Ltd. (“Licensee”), a company organized under the laws of the Republic of China (Taiwan), with its registered address at 3F, No. 23, Chung Shan North Road, Section 2, Taipei, Taiwan 104404, R.O.C.

(Licensor and Licensee each a “Party” and collectively the “Parties”)

This Agreement grants Licensee an effective, unconditional, worldwide exclusive license under the Licensed IP and Licensed Assets for the Licensed Indications, subject to the terms and conditions set forth herein.

RECITALS

(A)	WHEREAS, Licensor owns or controls the VELDONA® (Low-Dose Oral Interferon Alpha) technology platform and related patents, patent applications, trademarks, trade secrets, Know-How, manufacturing technology, formulations, clinical data, Regulatory Data, and other Intellectual Property; and

(B)	WHEREAS, Licensor desires to grant, and Licensee desires to receive, a global, exclusive, sublicensable license under the Licensed IP and Licensed Assets to research, develop, manufacture, commercialize, and otherwise exploit VELDONA® for Sjögren’s Disease and Thrombocytopenia throughout the Territory.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that Person. “Control” means ownership of fifty percent (50%) or more of the voting securities or equivalent ownership interest, or the power to direct management and policies.

“Applicable Law” means all Laws, regulations, rules, guidelines, orders, permits, and binding requirements applicable to a Party or to the Licensed IP, Licensed Assets, Licensed Indications, or the activities contemplated by this Agreement.

“BPC-Developed Indication” means any indication for VELDONA® or any derivative product thereof that is discovered, identified, or developed by or for Licensee, its Affiliates, or its sublicensees after the Effective Date, where: (a) Licensor did not initiate, fund, or conduct (whether independently or through a Third Party) clinical trials or regulatory activities directed to such indication before the date of Licensee’s discovery or identification thereof; and (b) the discovery, development, or advancement of such indication is funded and conducted solely by or for Licensee, its Affiliates, or its sublicensees. For the avoidance of doubt, (i) an indication does not cease to be a BPC-Developed Indication merely because Licensee used Derivative IP, Licensed IP, or Licensed Assets in connection with its discovery or development; and (ii) all Intellectual Property, data, regulatory materials, clinical results, and other rights generated by or for Licensee in connection with any BPC-Developed Indication (collectively, “BPC-Developed Indication IP”) shall be solely and exclusively owned by Licensee and shall not constitute Jointly Owned IP under Section 7.5.

“Background IP” means any Intellectual Property that: (a) was owned or controlled by a Party before the Effective Date; or (b) is developed or acquired by a Party after the Effective Date independently and without use of the other Party’s Confidential Information, Licensed IP, Licensed Assets, Complete Data Package, or Trial Results. Background IP includes each Party’s pre-existing patents, patent applications, trade secrets, Know-How, proprietary methods, and other Intellectual Property that does not constitute Derivative IP or Jointly Owned IP.

“Business Day” means any day other than a Saturday, Sunday, or day on which banks are authorized or required to be closed in Taipei, Taiwan as well as in Houston, Texas.

“Change of Control” means, with respect to a Party, a merger, consolidation, reorganization, sale of substantially all assets, or other transaction resulting in a Person or group obtaining direct or indirect control of that Party. For the avoidance of doubt, capital increases, equity financings, reorganizations, or corporate governance matters undertaken by Licensor in the ordinary course of its business (including private placements, public offerings, stock splits, or changes to Licensor’s board composition) shall not constitute a Change of Control unless they result in a Person or group obtaining control of Licensor as described in this definition.

“Complete Data Package” means the complete set of clinical trial data for Sjögren’s Disease and Thrombocytopenia, CMC data, regulatory filings and correspondence, patent and trademark documents, Know-How, manufacturing and formulation records, and other technical materials listed in Schedule 7.

“Confidential Information” has the meaning set forth in Article XV.

“Control” means the possession, whether by ownership, license, or other lawful means, of the ability to grant the rights and licenses provided under this Agreement without violating any Third Party agreement.

“Derivative IP” means any invention, improvement, modification, formulation, process, data set, regulatory material, work product, or other Intellectual Property generated from or using the Licensed IP, Licensed Assets, Complete Data Package, or Trial Results after the Effective Date.

“Effective Date” means the date on which the last Party executes this Agreement.

“Encumbrance” means any lien, pledge, mortgage, security interest, charge, claim, restriction, option, or other third-party right that would restrict Licensor’s ability to grant the Licensed Rights.

“Force Majeure Event” means an event beyond a Party’s reasonable control, including natural disaster, epidemic, war, terrorism, civil unrest, governmental action, embargo, labor disruption, utility failure, or failure of transportation or communications systems.

“First Sublicense Fee” means the one-time fee of USD [***] payable by Licensee to Licensor under Article III, Section 3.5 upon the grant of the first sublicense to any Third Party under this Agreement. For the avoidance of doubt, the First Sublicense Fee is payable only once, upon the very first sublicense under this Agreement, and subsequent sublicenses (whether to additional Third Parties or for additional Licensed Indications) do not trigger any additional First Sublicense Fee.

“Governmental Authority” means any government, ministry, agency, court, regulatory body, administrative authority, or other governmental entity in any jurisdiction.

“Intellectual Property” means patents, patent applications, trademarks, trade names, service marks, copyrights, trade secrets, Know-How, inventions, data rights, regulatory rights, and other intellectual property rights recognized in any jurisdiction.

“Know-How” means all non-public technical information, trade secrets, data, formulations, manufacturing processes, methods, techniques, specifications, quality-control information, and other proprietary information relating to VELDONA® or the Licensed Indications.

“License Fee” means the aggregate fee payable under Article III, Section 3.1.

“Licensed Assets” means the clinical data, Regulatory Data, regulatory filings, regulatory approvals, CMC materials, formulations, manufacturing materials, technical documents, and other tangible or intangible assets listed in Schedules 1 through 4 and Schedule 7.

“Licensed Indications” means Sjögren’s Disease and Thrombocytopenia.

“Licensed IP” means all Intellectual Property owned or controlled by Licensor that is necessary or useful to research, develop, manufacture, commercialize, or sublicense VELDONA® for the Licensed Indications, including the patents, patent applications, trademarks, Know-How, Regulatory Data, clinical data, and related rights listed in Schedules 1 through 4.

“Licensed Rights” means the exclusive, worldwide, sublicensable rights granted under Article II to research, develop, manufacture, have manufactured, use, import, export, offer for sale, sell, commercialize, and otherwise exploit the Licensed IP and Licensed Assets for the Licensed Indications, including, without limitation, the right to manufacture and have manufactured VELDONA® and any products derived therefrom.

“Licensor” means Ainos, Inc., together with any Affiliate through which Licensor controls any Licensed IP or Licensed Assets.

“Non-Licensed Indications” means indications other than the Licensed Indications, including the ROFR Indications until Licensee exercises the Right of First Refusal.

“Net Sub-licensing Revenue” means all consideration received by Licensee from a Third Party for a sublicense or similar grant covering a Licensed Indication, less documented Taxes, accounting fees, legal fees, and other reasonable, directly attributable costs permitted under Schedule 8.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, governmental authority, or other entity.

“Regulatory Authority” means any Governmental Authority responsible for issuing, maintaining, or enforcing regulatory approvals, licenses, registrations, or standards relating to pharmaceutical research, development, manufacture, or commercialization.

“Regulatory Data” means all clinical, preclinical, CMC, safety, pharmacovigilance, regulatory, and submission data, filings, correspondence, approvals, and reports relating to VELDONA® or the Licensed Indications.

“Representatives” means a Party’s and its Affiliates’ directors, officers, employees, agents, advisors, consultants, accountants, attorneys, and other representatives.

“ROFR Indications” means the remaining VELDONA® indications identified in Schedule 5 that have progressed to Phase 2 clinical trials and are subject to the Right of First Refusal under Article IV.

“Sjögren’s Disease” means the Sjögren’s Disease indication covered by the VELDONA® development and commercialization programs, including any sub-indication agreed by the Parties in writing.

“Tax” or “Taxes” means all taxes, duties, levies, imposts, assessments, withholdings, and governmental charges of any kind, including related penalties, interest, and additions.

“Technology Transfer” means Licensor’s transfer, disclosure, and explanation of the Complete Data Package and related technical materials to Licensee under Article VI.

“Territory” means all countries and territories worldwide.

“Third Party” means any Person other than the Parties and their respective Affiliates.

“Thrombocytopenia” means the thrombocytopenia indication covered by the VELDONA® development and commercialization programs, including any sub-indication agreed by the Parties in writing.

“Trial Results” means all data, results, reports, analyses, regulatory submissions, documents, inventions, Derivative IP, and other materials generated from or arising out of any trial of any Licensed Indications, ROFR indications or Non-Licensed Indications.

“VELDONA®” means the low-dose oral interferon alpha product and technology platform, including its formulations, dosage forms, improvements, line extensions and trademarks.

Other terms used but not defined in this Article I shall have the meanings ascribed to them elsewhere in this Agreement.

ARTICLE II

GRANT OF LICENSE

Section 2.1 License Grant.

Subject to the terms of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, an exclusive, worldwide, irrevocable, transferable, sublicensable license under the Licensed IP and Licensed Assets to research, develop, manufacture, have manufactured, use, import, export, offer for sale, sell, commercialize, and otherwise exploit VELDONA® for the Licensed Indications. For the avoidance of doubt, the license grant under this Section 2.1 includes the right to manufacture and have manufactured VELDONA® and any products derived therefrom, which manufacturing rights are included in the License Fee payable under Section 3.1. The license is exclusive as to Licensor and its Affiliates and is effective and unconditional upon execution of this Agreement.

Section 2.2 Scope of Licensed Rights.

The Licensed Rights include the following, to the extent controlled by Licensor:

(a)	all Patents and patent applications relating to VELDONA® or the Licensed Indications, including the items listed in Schedule 1;

(b)	all trademarks, service marks, trade names, and branding rights relating to VELDONA® or the Licensed Indications, including Schedule 2;

(c)	all clinical, preclinical, CMC, safety, pharmacovigilance, and other technical data, including all data from Sjögren’s Disease and Thrombocytopenia studies;

(d)	all Know-How, trade secrets, manufacturing technology, formulations, processes, specifications, quality systems, and technical information listed in Schedule 4;

(e)	all rights to manufacture and have manufactured VELDONA® and any products derived therefrom for the Licensed Indications, which manufacturing rights are included in the License Fee;

(f)	all Regulatory Data, regulatory filings, regulatory approvals, correspondence, briefing documents, IND materials, and other submissions listed in Schedule 3;

(g)	all rights to make, have made, use, sell, offer for sale, import, export, distribute, commercialize, and sublicense products or services for the Licensed Indications;

(h)	all rights to create, use, register, prosecute, maintain, enforce, and otherwise exploit Derivative IP arising from the Licensed Rights, subject to the joint ownership provisions of Section 7.5 with respect to Jointly Owned IP, as further set forth in Article VII (Intellectual Property Ownership); and

(i)	all other rights reasonably necessary or useful to exercise the foregoing rights for the Licensed Indications throughout the Territory.

Section 2.3 Exclusivity.

During the Term, Licensor shall not, and shall cause its Affiliates not to, directly or indirectly grant any right to, license, sublicense, research, develop, manufacture, commercialize, or otherwise exploit the Licensed IP or Licensed Assets for any Licensed Indication in the Territory other than through Licensee or Licensee’s permitted sublicensees.

Section 2.4 Sub-licensing Rights.

Licensee may grant sublicenses, through multiple tiers, under any portion of the Licensed Rights to Affiliates and Third Parties without Licensor’s prior consent; provided, however, that Licensee shall provide Licensor with prior written notice regarding the terms and conditions of such sublicense before granting any sublicense. The content of any sublicense (including any sublicense agreement) shall not reduce or diminish the interests of either Party under this Agreement. Licensee shall ensure that each sublicense is consistent with the scope of this Agreement, confidentiality obligations, audit rights, and applicable compliance requirements.

(a)	Licensee remains responsible for its sublicensees’ material compliance with this Agreement, but no sublicense shall impose any obligation on Licensor beyond the obligations expressly stated herein.

(b)	All sublicense consideration received by Licensee is subject to the revenue-sharing provisions of Article V, and Licensee shall retain the remaining portion for its own account.

Section 2.5 Retained Rights of Licensor.

Licensor retains all rights not expressly granted under this Agreement, but only with respect to Non-Licensed Indications (excluding ROFR Indications, which remain subject to Article IV) and only to the extent that Licensor’s exercise of those rights does not use the Licensed Rights to compete with, substitute for, or materially impair the Licensed Indications or Licensee’s exclusive rights.

Licensor may conduct research and development for Non-Licensed Indications (other than ROFR Indications), subject to Section 11.3, and may discuss or grant rights for such Non-Licensed Indications; provided, however, that (a) no such activity is directed to, or competes with, substitutes for, or materially impairs a Licensed Indication or Licensee’s exclusive rights therein, (b) with respect to ROFR Indications, Licensor shall comply with the notice and exercise procedures of Article IV before granting any Third Party rights, and (c) Licensor shall not use Licensed IP, Licensed Assets, Trial Results, or Confidential Information in connection with any Non-Licensed Indication activity except as expressly permitted under a separate written agreement with Licensee.

No license, sublicense, or other right is granted by implication, estoppel, or otherwise except as expressly set forth in this Agreement. Nothing in this Section 2.5 shall be construed to limit Licensee’s rights under Article IV or to permit Licensor to circumvent the Right of First Refusal. The provisions of Section 7.6 (No Implied Licenses) apply.

(a)	For clarity, the Licensed Rights include all rights necessary to enable Licensee and its sublicensees to research, develop, manufacture, commercialize, and sublicense products for the Licensed Indications throughout the Territory, including full manufacturing rights.

(b)	Licensor shall not reserve or exercise any right that would materially frustrate Licensee’s exercise of the Licensed Rights.

(c)	The Parties shall cooperate in good faith to correct any Schedule omission that would materially impair Licensee’s exercise of the Licensed Rights.

(d)	Any correction under this Section shall be documented in writing and shall not reduce the scope of the Licensed Rights.

(e)	The Parties acknowledge that the license grant in this Article is the principal subject matter of this Agreement.

Section 2.6 Ownership.

Ownership of the Licensed IP, Licensed Assets, Derivative IP is governed by Article VII (Intellectual Property Ownership). Except as expressly provided in Article VII, Licensor retains ownership of the Licensed IP and Licensed Assets, subject to the exclusive Licensed Rights granted to Licensee during the Term.

Section 2.7 BPC-Developed Indications.

Licensee shall have the sole and exclusive right, without any obligation to Licensor, to research, develop, manufacture, commercialize, sublicense, and otherwise exploit any BPC-Developed Indication.

No BPC-Developed Indication shall be treated as, or deemed to be, a Licensed Indication, Non-Licensed Indication, or ROFR Indication under this Agreement. The Right of First Refusal under Article IV does not apply to any BPC-Developed Indication, and Licensor shall not be entitled to notice, an opportunity to make an offer, or any other right under Article IV with respect to any BPC-Developed Indication.

For clarity, any Intellectual Property, data, regulatory materials, clinical results, inventions, improvements, processes, formulations, and other rights (including any Derivative IP) created, generated, discovered, or developed solely by or for Licensee in connection with a BPC-Developed Indication (collectively, “BPC-Developed Indication IP”) shall be solely and exclusively owned by Licensee from creation, free and clear of any claim or interest by Licensor. BPC-Developed Indication IP shall not constitute Jointly Owned IP under Section 7.5, and Section 7.5 shall not apply to any BPC-Developed Indication IP regardless of whether such IP was derived from or generated using the Licensed IP, Licensed Assets, Complete Data Package, or Trial Results.

Licensor shall not include any BPC-Developed Indication in Schedule 5 or otherwise represent to any Third Party that a BPC-Developed Indication or any BPC-Developed Indication IP is subject to Article IV, Section 7.5, or any other provision of this Agreement that would limit Licensee’s sole ownership or exploitation rights. If a dispute arises as to whether an indication is a BPC-Developed Indication or whether Intellectual Property constitutes BPC-Developed Indication IP, the Parties shall first attempt to resolve the matter under Section 13.1 (Senior Management Negotiation).

This Section 2.7 shall survive termination or expiration of this Agreement and shall not be affected by any exercise of the BPC Buy-Out Option under Section 13.3 or any other provision of this Agreement. Licensee’s sole ownership of BPC-Developed Indication IP is absolute and irrevocable and shall not be affected by any termination or expiration of this Agreement.

ARTICLE III

LICENSE FEE AND PAYMENT

Section 3.1 License Fee and Payment.

As consideration for the Licensed Rights (including, without limitation, the manufacturing rights for the Licensed Indications), Licensee shall pay Licensor a license fee of USD 600,000 (the “License Fee”) as set forth in this Article III. For the avoidance of doubt, the License Fee includes full consideration for all rights to manufacture and have manufactured VELDONA® and any products derived therefrom. The License Fee is payable in USD by wire transfer to an account designated by Licensor. Licensee shall pay Licensor the License Fee within 15 Business Days after Licensee’s receipt of the Complete Data Package and written confirmation that the Technology Transfer has been completed in accordance with Article VI and Schedule 7.

Completion of the Technology Transfer and Licensee’s receipt of the Complete Data Package are conditions precedent to Licensee’s obligation to pay the License Fee. Licensee may request supplementation under Section 6.2, and the License Fee shall not become due until both the clinical data and Regulatory Data have been received by Licensee in complete form in all material respects.

Section 3.2 Non-Licensed Indications Licensing Option.

(a)	The Parties acknowledge that Licensee reserves the right to obtain a license for one or more Non-Licensed Indications listed in Schedule 5 at any time during the Term, subject to this Section 3.2 and Article IV.

(b)	The licensing fee for each individual Non-Licensed Indication listed in Schedule 5 shall be USD [***] per indication (the “Indication License Fee”). The Indication License Fee for each such indication shall be payable by Licensee to Licensor within 15 Business Days after execution of a separate written licensing agreement between the Parties setting forth the terms and conditions for licensing such indication.

(c)	Notwithstanding the foregoing, the aggregate Indication License Fees payable by Licensee for the remaining 15 Non-Licensed Indications acquired under this Section 3.2 shall be USD [***] (the “Aggregate Indication Cap”), unless otherwise agreed by the Parties in writing. Once Licensee has paid Indication License Fees totaling the Aggregate Indication Cap, Licensee shall have no further payment obligation for any additional Non-Licensed Indications acquired thereafter, unless the Parties agree otherwise in writing.

(d)	The Parties agree to engage in good faith discussions regarding Licensee’s potential acquisition of Non-Licensed Indications; provided, however, that nothing in this Section 3.2 shall constitute a binding obligation on either Party to enter into any such license until a separate written licensing agreement has been duly executed by both Parties. Licensor’s obligations under Article IV (Right of First Refusal) shall remain in full force and effect with respect to ROFR Indications.

Section 3.3 Currency, Taxes, and Payment Mechanics.

(a)	All payments under this Agreement shall be made in USD by wire transfer of immediately available funds, without set-off or deduction except as required by Applicable Law.

(b)	If Licensee is required by Applicable Law to withhold or deduct any Taxes or other amounts from any payment due to Licensor under this Agreement, Licensee shall increase the payment by such additional amount (the “Gross-Up Amount”) as is necessary to ensure that Licensor receives a net amount equal to the full amount it would have received had no such withholding or deduction been imposed. Licensee shall remit the withheld or deducted amount to the appropriate Governmental Authority and promptly furnish Licensor with official receipts, certificates, or other evidence of such remittance.

(c)	The gross-up obligation under Section 3.3(b) applies to all forms of payment and consideration payable by Licensee to Licensor under this Agreement, including the License Fee, Indication License Fees, the First Sublicense Fee, the Sub-licensing Revenue Share under Article V, and any other amounts due under this Agreement or any ancillary agreement.

(d)	Licensor shall cooperate in good faith with Licensee’s reasonable requests to provide documentation, forms, or certifications (including IRS Form W-8BEN-E or any successor form) required to claim treaty benefits, establish Licensor’s eligibility for exemptions, or reduce the rate of withholding. Licensor shall notify Licensee promptly of any change in circumstances that may affect the applicability of any treaty benefit or exemption.

Section 3.4 No Additional Economics.

(a)	Except for the License Fee, the First Sublicense Fee under Section 3.5, and the Sub-licensing Revenue Share under Article V, no additional upfront payment, royalty, or other consideration is payable for the Licensed Rights unless agreed in a later written amendment signed by both Parties. For the avoidance of doubt, (i) the License Fee includes full consideration for all manufacturing rights relating to the Licensed Indications; (ii) the License Fee, the First Sublicense Fee, and the Sub-licensing Revenue Share are each separate and independent payment obligations that are independently owed and payable; and (iii) payment of one does not satisfy, reduce, offset, or include any portion of another.

(b)	Each Party shall bear its own bank charges and internal costs relating to payments, except that Licensor shall bear charges imposed by its receiving bank.

Section 3.5 First Sublicense Fee.

Upon the grant of the first sublicense by Licensee to any Third Party under this Agreement (regardless of the Licensed Indication covered by such sublicense), Licensee shall pay Licensor a one-time fee of USD [***] (the “First Sublicense Fee”). The First Sublicense Fee shall be payable within 30 days after the effective date of such first sublicense, in USD by wire transfer of immediately available funds to an account designated by Licensor.

For the avoidance of doubt, the First Sublicense Fee is a one-time payment obligation that shall be triggered only once under this Agreement, upon the grant of the very first sublicense to any Third Party. Subsequent sublicenses to additional Third Parties (whether for the same Licensed Indication or different Licensed Indications) shall not trigger any additional First Sublicense Fee. Once the First Sublicense Fee has been paid, no further First Sublicense Fee shall be due regardless of the number of sublicenses granted by Licensee or the Licensed Indications covered thereby.

The First Sublicense Fee is a separate and independent payment obligation from the Sub-licensing Revenue Share under Article V. Payment of the First Sublicense Fee does not satisfy, reduce, offset, or include any portion of the Sub-licensing Revenue Share, and payment of the Sub-licensing Revenue Share does not satisfy, reduce, offset, or include any portion of the First Sublicense Fee. For the avoidance of doubt, the First Sublicense Fee is not included in Gross Consideration or Net Sub-licensing Revenue for purposes of calculating the Sub-licensing Revenue Share.

ARTICLE IV

RIGHT OF FIRST REFUSAL

Section 4.1 ROFR Indications.

Licensor shall provide Licensee a right of first refusal with respect to each ROFR Indication listed in Schedule 5. The ROFR Indications are presently expected to comprise VELDONA® indications that have progressed to Phase 2 clinical trials.

Section 4.2 Third-Party Offer Notice.

(a)	If Licensor receives a bona fide written offer from a Third Party to license, sublicense, or otherwise commercialize a ROFR Indication, Licensor shall promptly give Licensee written notice before accepting or entering into that offer.

(b)	The notice shall identify the ROFR Indication and include the material economic, territorial, development, commercialization, exclusivity, term, and other terms of the bona fide Third Party offer, together with a copy of the offer if available.

Section 4.3 Exercise Period and Price.

(a)	Licensee shall have 30 days after receipt of the notice to exercise the ROFR by written notice to Licensor. The exercise price shall be the higher of (i) USD [***] per ROFR Indication or (ii) the price set forth in the bona fide Third Party offer. If the Third Party offer includes material non-price terms that are more favorable to Licensor than the terms of this Agreement, the Parties shall negotiate in good faith to agree on comparable terms for the exercised ROFR; provided, however, that Licensee’s failure to agree to any specific non-price term shall not invalidate a timely exercise of the ROFR if Licensee pays the exercise price determined under this Section 4.3(a).

(b)	If Licensee exercises the ROFR, the Parties shall negotiate and execute definitive license documents for that ROFR Indication within 30 days, and Licensor shall not grant the ROFR Indication to the Third Party during that period.

Section 4.4 Waiver and Third-Party Transaction.

(a)	If Licensee does not exercise the ROFR within the 30 day period, the ROFR shall be deemed waived for that offer only, and Licensor may proceed with the Third Party.

(b)	Licensor shall not complete the Third Party transaction on terms more favorable to the Third Party than those offered to Licensee. Any materially more favorable transaction shall be re-submitted to Licensee under this Article IV.

Section 4.5 Scope and Non-Interference.

The ROFR applies only to ROFR Indications and does not limit Licensee’s exclusive rights in the Licensed Indications, Licensee’s sublicensing rights, or Licensor’s retained rights in Non-Licensed Indications.

Section 4.6 Information and Updates.

(a)	Licensor shall provide Licensee with reasonable updates regarding the development status of ROFR Indications and shall update Schedule 5 in writing when a ROFR Indication is identified, materially reclassified, or removed from the contemplated Phase 2 portfolio.

(b)	No failure to update Schedule 5 shall expand the ROFR to an indication that is not a ROFR Indication, but Licensor shall not intentionally omit an indication to avoid this Article IV. For the avoidance of doubt, no BPC-Developed Indication (as defined in Article I) shall be included in Schedule 5 or subject to this Article IV.

(c)	The Parties shall cooperate in good faith to document an exercised ROFR on terms consistent with this Article IV and the Licensee’s existing rights under this Agreement.

Section 4.7 Assignability.

The ROFR is personal to Licensee and its Affiliates and may be exercised by Licensee or an Affiliate designated in the exercise notice, subject to Section 16.5.

Section 4.8 Licensee Call Option.

(a)	In addition to the Right of First Refusal under Sections 4.1 through 4.4, Licensee shall have the right, exercisable at any time during the Term, to elect by written notice to Licensor to acquire an exclusive license for any ROFR Indication then listed in Schedule 5, without any requirement for a Third Party offer or other triggering event (the “Call Option”).

(b)	The exercise price for the Call Option shall be USD [***] per ROFR Indication. Payment shall be due within thirty (30) days after Licensee’s exercise notice, unless the Parties agree otherwise in writing.

(c)	Upon Licensee’s valid exercise of the Call Option and payment of the exercise price, the Parties shall negotiate and execute definitive license documents for the applicable ROFR Indication within sixty (60) days. The definitive license shall grant Licensee rights substantially equivalent to the Licensed Rights, adapted as necessary for the applicable ROFR Indication.

(d)	Licensee’s exercise of the Call Option shall not affect or limit Licensee’s Right of First Refusal under Sections 4.1 through 4.4 with respect to any other ROFR Indication. Licensee may exercise the Call Option and the Right of First Refusal independently and in any sequence.

(e)	Licensor shall not, during the pendency of a Call Option exercise notice and until definitive license documents are executed or the Parties agree to terminate the exercise process, grant any Third Party rights in the applicable ROFR Indication.

Section 4.9 Survival.

The rights and obligations under this Article IV survive any amendment or termination of this Agreement to the extent a Third Party offer was notified before the effective date of that amendment or termination.

ARTICLE V

SUB-LICENSING REVENUE SHARE

Section 5.1 Revenue Share.

If Licensee or any Affiliate or sublicensee receives consideration from a Third Party for a sublicense or similar grant covering a Licensed Indication, Licensee shall calculate Net Sub-licensing Revenue in accordance with this Article V and Schedule 8.

Net Sub-licensing Revenue shall be shared seventy-five percent (75%) to Licensee and twenty-five percent (25%) to Licensor (the “Sub-licensing Revenue Share”). For clarity, Licensee shall retain its 75% share and pay Licensor its 25% share in accordance with Section 5.3. The Sub-licensing Revenue Share is a separate and independent payment obligation from the First Sublicense Fee under Section 3.5. Payment of the First Sublicense Fee does not satisfy, reduce, offset, or include any portion of the Sub-licensing Revenue Share, and payment of the Sub-licensing Revenue Share does not satisfy, reduce, offset, or include any portion of the First Sublicense Fee. Both payment obligations are independently owed and payable in full when due under their respective provisions. In addition to the Sub-licensing Revenue Share stipulated under this Section 5.1, Licensor shall be entitled to the First Sublicensing Fee, subject to and in accordance with Section 3.5.

Included consideration includes upfront fees, option fees, milestone payments, royalties, minimum guarantees, equity or non-cash consideration valued at fair market value, and other amounts received in connection with the sublicense (“Gross Consideration”).

Permitted deductions are limited to documented Taxes, accounting fees, legal fees, and other reasonable, directly attributable costs incurred in negotiating, administering, collecting, or enforcing the applicable sublicense, as further described in Schedule 8.

Section 5.2 Semi-Annual Reports.

(a)	Within 15 days after the end of each half year, Licensee shall produce a written report in accordance with the reporting schedule prescribed by the competent Regulatory Authorities having jurisdiction over Licensee (including, without limitation, the Taiwan Financial Supervisory Commission and the Taipei Exchange for OTC-listed companies). Each report shall show, for each sublicense covering a Licensed Indication: (i) the consideration received during the applicable reporting period; (ii) the permitted deductions; (iii) the resulting Net Sub-licensing Revenue; and (iv) the amount payable to Licensor.

(b)	Each report shall additionally include: (i) reasonable supporting detail and copies or summaries of applicable Third Party statements, invoices, and payment records, subject to redaction of unrelated confidential information; and (ii) a summary of material developments relating to the Licensed IP and Derivative IP during the applicable reporting period, including the status of any patent prosecution, maintenance, or enforcement activities, material regulatory filings or approvals, and the creation or registration of any new Derivative IP.

Section 5.3 Payment.

(a)	Licensee shall pay Licensor the 25% share within 30 days after delivery of the applicable semi-annual report, in USD or, for non-cash consideration, in the form received or at the agreed fair market value.

(b)	No payment is due until Licensee or its applicable Affiliate has actually received the relevant consideration from the Third Party, and any later refund, credit, or reversal shall be reflected in the next semi-annual report.

Section 5.4 Records and Audit Rights.

(a)	Licensee shall maintain complete and accurate books and records supporting the revenue-share calculations for at least 5 years after the applicable report.

(b)	Licensor may, at its expense and on at least 30 days’ notice, appoint an independent accountant bound by confidentiality to audit the relevant records no more than once in any calendar year, except following a material discrepancy.

(c)	If an audit identifies an underpayment of more than 5% for the audited period, Licensee shall promptly pay the shortfall, reimburse reasonable audit costs, and correct the affected reports.

Section 5.5 Excluded Revenue.

The revenue share does not apply to Licensee’s or its Affiliates’ direct sales, direct commercialization, internal transfers, grants, research funding, or consideration relating solely to Non-Licensed Indications, unless the applicable agreement expressly covers a Licensed Indication.

The revenue share does not apply to any ROFR Indication unless and until Licensee exercises the ROFR and the Parties execute definitive license documents for that indication.

Section 5.6 Taxes and Currency.

Payments under this Article V shall be made in USD. The gross-up provisions of Section 3.3(b) through Section 3.3(d) apply to all payments under this Article V. Licensee shall provide reasonable evidence of any tax remittance and shall cooperate with Licensor to claim applicable treaty benefits or exemptions.

Section 5.7 Continuing Effect.

(a)	Accrued revenue-share payment and reporting obligations survive termination or expiration of this Agreement for all consideration received before termination and for any payment received under a sublicense entered into before termination, until fully reported and paid.

(b)	The Parties shall cooperate in good faith to resolve any calculation dispute, but Licensee shall pay all undisputed amounts when due.

(c)	Any adjustment resulting from a calculation dispute shall be reflected in the next semi-annual report or paid within 30 days after resolution.

(d)	Nothing in this Article V grants Licensor any right to approve or control Licensee’s sublicense terms, except as expressly stated in this Agreement.

(e)	Licensee shall use commercially reasonable efforts to ensure that sublicense agreements contain sufficient reporting and payment provisions to enable Licensee to comply with this Article V.

Section 5.8 General Provisions.

Licensor shall keep all sublicense information confidential in accordance with Article XV and shall use it only to administer this Article V and exercise its audit rights.

The Parties shall update Schedule 8 by written agreement if the reporting methodology changes materially.

(a)	No amendment to Schedule 8 may reduce Licensor’s 25% share without Licensor’s express written consent.

(b)	For purposes of this Article V, a sublicense includes any license, option, covenant, collaboration, distribution, or other arrangement that grants a Third Party rights substantially equivalent to a sublicense for a Licensed Indication.

(c)	The Parties acknowledge that this Article V is a revenue-sharing arrangement and does not create a partnership, joint venture, or agency relationship.

Section 5.9 Additional Terms.

Any sublicensee’s failure to pay Licensee does not relieve Licensee of its reporting obligations, but Licensee is not required to pay Licensor amounts it has not actually received.

If a sublicense is terminated, any final payment, refund, or settlement relating to that sublicense shall be included in the next semi-annual report.

(a)	Licensee shall notify Licensor of any material sublicense termination that materially affects the revenue share.

(b)	All calculations under this Article V shall be made consistently from a half year to a half year using the methodology in Schedule 8.

(c)	Licensee shall promptly correct any known error in a semi-annual report and shall notify Licensor of the correction.

(d)	The obligations in this Article V are in addition to, and do not limit, Licensor’s audit and information rights under Article XVII.

In the event of a conflict between this Article V and Schedule 8, this Article V controls unless the Parties expressly agree otherwise in writing.

Section 5.10 Post-Commercialization Royalty Negotiation.

If Licensee or any sublicensee grants a sublicense under Section 2.4 for any Licensed Indication and the sublicensed product is subsequently commercialized and generates royalties from sales to end users or other Third Parties (“Post-Commercialization Royalties”), the Parties shall negotiate in good faith to reach a mutually acceptable agreement regarding the allocation and sharing of such Post-Commercialization Royalties. Such negotiation shall take into account the nature of the sublicense, the respective contributions of each Party to the development and commercialization of the sublicensed product, and prevailing industry practices.

Section 5.11 Installment Payments.

If Licensee receives Gross Consideration from a sublicensee in two or more installments under the applicable sublicense agreement, Licensee shall pay Licensor the corresponding Sub-licensing Revenue Share in the same number of installments, with each installment to Licensor calculated as Licensor’s 25% share of the Net Sub-licensing Revenue attributable to the installment received by Licensee from the sublicensee. Each such installment payment to Licensor shall be due within 30 days after Licensee’s actual receipt of the corresponding installment from the sublicensee.

If the sublicense agreement provides for irregular installments (i.e., installments of unequal amounts or at irregular intervals), Licensee shall calculate and pay Licensor’s share of each installment on a pro rata basis in proportion to the amount of that installment relative to the total Gross Consideration payable under the sublicense agreement. For the avoidance of doubt, Section 5.3(b) applies to installment payments, and no payment is due to Licensor with respect to any installment until Licensee has actually received such installment from the sublicensee.

ARTICLE VI

TECHNOLOGY TRANSFER AND ONGOING SUPPORT

Section 6.1 Technology Transfer.

Licensor shall complete the Technology Transfer and make the Complete Data Package available to Licensee within 30 days after the Effective Date, through secure electronic delivery and, where reasonably requested, physical delivery of original or certified records.

The Complete Data Package shall include all clinical trial data for Sjögren’s Disease and Thrombocytopenia, CMC and manufacturing data, INDs and other regulatory filings, briefing documents, regulatory correspondence, patent and trademark documents, Know-How, formulations, specifications, quality records, and other technical documents identified in Schedule 7.

Licensor shall provide a completed deliverables index and reasonable explanations necessary for Licensee to use and evaluate the Complete Data Package.

Section 6.2 Review and Supplementation.

Licensee shall have 30 days after receipt of the Complete Data Package to review it for completeness against Schedule 7 and notify Licensor of any material omission or deficiency.

Licensor shall promptly supplement or correct any incomplete or deficient item identified by Licensee. If Licensor fails to supplement or correct any materially incomplete or deficient item within 15 Business Days after receiving Licensee’s written notice specifying the deficiency in reasonable detail, such failure shall constitute a material breach of this Agreement.

Section 6.3 Reserved.

Section 6.4 Ongoing Technical Consultation.

For 5 years after the Effective Date, or until the milestone agreed by the Parties in writing, Licensor shall provide reasonable technical consultation and support relating to Phase 3 planning, regulatory submissions to the FDA, TFDA, and other Regulatory Authorities, CMC and manufacturing matters, and reasonable technical inquiries concerning the Licensed Indications.

Support shall include up to 8 hours per month at no additional charge. Additional support shall be provided at USD [***] per hour, or another rate agreed in writing, and shall be requested and approved through the designated contacts.

Licensor shall respond to routine technical inquiries within 3 Business Days and to urgent regulatory or safety inquiries within 1 Business Day, subject to reasonable availability of the designated personnel.

Licensor shall designate key personnel for the support period. Licensor shall not replace any designated key person with a person lacking substantially equivalent qualifications without prior notice to Licensee and reasonable consultation.

Section 6.5 Derivative IP.

Ownership of Derivative IP generated in connection with the Technology Transfer or ongoing support is governed by Section 7.2 (Derivative IP Ownership) and Section 7.5 (Joint Ownership of Certain Derived IP) of Article VII. Licensor shall protect Licensee’s Confidential Information received during the Technology Transfer and ongoing support in accordance with Article XV and shall use it only to perform its obligations under this Agreement.

ARTICLE VII

INTELLECTUAL PROPERTY OWNERSHIP

Section 7.1 Pre-Existing Intellectual Property.

(a)	Licensor is and shall remain the owner of the Licensed IP and Licensed Assets, subject to the exclusive Licensed Rights granted to Licensee under this Agreement.

(b)	Licensee acknowledges that, except for the Derivative IP expressly owned by Licensee under this Article VII and Licensee’s interest in Jointly Owned IP under Section 7.5, it acquires no ownership interest in the Licensed IP or Licensed Assets.

(c)	Nothing in this Agreement shall be construed as an assignment or transfer of ownership of the Licensed IP or Licensed Assets from Licensor to Licensee.

Section 7.2 Derivative IP Ownership.

(a)	Except for Jointly Owned IP (as defined in Section 7.5) and BPC-Developed Indication IP (as defined in Section 2.7), all Derivative IP generated by or for Licensee in connection with the Licensed Rights, Complete Data Package, Technology Transfer, or ongoing support shall be owned exclusively by Licensee from creation. For the avoidance of doubt, (i) Jointly Owned IP shall be owned jointly by Licensor and Licensee in accordance with Section 7.5; and (ii) BPC-Developed Indication IP shall be solely and exclusively owned by Licensee in accordance with Section 2.7 and shall not be subject to joint ownership under Section 7.5.

(b)	To the extent any Derivative IP (other than Jointly Owned IP) does not vest automatically in Licensee under Applicable Law, Licensor hereby assigns and agrees to assign all right, title, and interest in such Derivative IP to Licensee. With respect to Jointly Owned IP, each Party shall execute such documents as may be reasonably requested by the other Party to evidence, perfect, or register the joint ownership contemplated by Section 7.5.

(c)	Licensor shall promptly disclose to Licensee any Derivative IP of which it becomes aware and shall execute such documents and take such actions as Licensee may reasonably request to evidence, perfect, maintain, or enforce Licensee’s ownership of Derivative IP (other than Jointly Owned IP) and the joint ownership of Jointly Owned IP.

(d)	Licensor shall ensure that its employees, contractors, and agents assign or are deemed to have assigned all Derivative IP (other than Jointly Owned IP) to Licensee, and shall include appropriate assignment provisions in its agreements with such persons. With respect to Jointly Owned IP, Licensor shall ensure that its employees, contractors, and agents assign their interests to Licensor and Licensee jointly in accordance with Section 7.5.

Section 7.3 Work Made for Hire.

To the extent permitted by Applicable Law, all Derivative IP (other than Jointly Owned IP) created by or for Licensee shall be deemed “work made for hire” for Licensee. To the extent any such work is not deemed a work made for hire under Applicable Law, Licensor hereby irrevocably assigns and agrees to assign to Licensee all right, title, and interest therein. This Section 7.3 does not apply to Jointly Owned IP, which shall be owned jointly by Licensor and Licensee in accordance with Section 7.5.

Section 7.4 Further Assurances for IP Ownership.

(a)	Each Party shall execute and deliver such documents and take such actions as the other Party may reasonably request to evidence, perfect, maintain, register, record, or enforce the ownership and other intellectual property rights contemplated by this Article VII.

(b)	Licensor hereby appoints Licensee as its attorney-in-fact, with full power of substitution, to execute and deliver any document and to take any action that Licensor is obligated to take under this Section 7.4 solely with respect to the Licensed Indications, if Licensor fails to do so within 15 days after Licensee’s written request. This power of attorney is coupled with an interest and is irrevocable.

Section 7.5 Joint Ownership of Certain Derived IP.

(a)	Notwithstanding Section 7.2, but subject always to Section 2.7 (BPC-Developed Indications), any Intellectual Property that is (i) developed by or for Licensee after the Effective Date, (ii) derived from or generated using the Licensed IP, Licensed Assets, Complete Data Package, or Trial Results transferred by Licensor to Licensee under this Agreement, (iii) not Background IP of either Party, and (iv) not BPC-Developed Indication IP (such Intellectual Property, “Jointly Owned IP”), shall be owned jointly by Licensor and Licensee in equal, undivided shares (50% each). For the avoidance of doubt, BPC-Developed Indication IP (as defined in Section 2.7) shall be solely and exclusively owned by Licensee and shall not constitute Jointly Owned IP regardless of whether such IP was derived from or generated using the Licensed IP, Licensed Assets, Complete Data Package, or Trial Results.

(b)	For the avoidance of doubt, Background IP shall not be subject to joint ownership under this Section 7.5, and each Party shall retain sole ownership of its respective Background IP. Nothing in this Section 7.5 shall be construed to transfer, assign, or grant any ownership interest in a Party’s Background IP to the other Party.

(c)	Licensee shall have the right, without the consent of Licensor and without any obligation to account to or compensate Licensor (other than pursuant to Article V), to use, practice, license, sublicense, commercialize, and otherwise exploit all Jointly Owned IP for any purpose relating to the Licensed Indications throughout the Territory. Such right includes the right to grant sublicenses through multiple tiers, consistent with Section 2.4, and to create derivative works from the Jointly Owned IP for the Licensed Indications.

(d)	Neither Party may assign, transfer, encumber, or grant an exclusive license to a Third Party with respect to its share of the Jointly Owned IP without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Each Party shall promptly notify the other Party of any invention, improvement, or other Intellectual Property that may constitute Jointly Owned IP and shall cooperate in good faith to document and, if applicable, register or protect such Jointly Owned IP.

Section 7.6 No Implied Licenses.

No license, sublicense, or other right is granted by implication, estoppel, or otherwise except as expressly set forth in this Agreement. All rights not expressly granted are reserved to the granting Party.

Section 7.7 IP Ownership Representations.

(a)	Licensor represents and warrants that it is the lawful owner or controller of the Licensed IP and Licensed Assets and has the unrestricted right to grant the Licensed Rights to Licensee and its permitted sublicensees.

(b)	Licensor represents and warrants that no undisclosed lien, license, covenant, security interest, option, or other third-party right limits the grant or exercise of the Licensed Rights.

(c)	The representations in this Section 7.7 are in addition to, and do not limit, the representations and warranties in Article IX.

Section 7.8 Survival of IP Ownership.

Licensee’s ownership of Derivative IP (other than Jointly Owned IP) under this Article VII is absolute and irrevocable, and shall not be affected by any termination or expiration of this Agreement. The Parties’ joint ownership of Jointly Owned IP under Section 7.5 is likewise absolute and irrevocable, and shall not be affected by any termination or expiration of this Agreement. Licensee’s sole ownership of BPC-Developed Indication IP under Section 2.7 is absolute and irrevocable, and shall not be affected by any termination or expiration of this Agreement. Termination or expiration shall not require either Party to assign, transfer, return, or destroy any Derivative IP, Jointly Owned IP, or BPC-Developed Indication IP in which it holds an ownership interest.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Effectiveness.

This Agreement becomes effective on the Effective Date, subject to satisfaction or written waiver of the conditions set forth in this Article VIII. The license grant in Article II shall become effective and unconditional upon mutual execution of this Agreement by both Parties, provided that the payment obligations in Article III are conditioned as set forth in Section 8.2.

Section 8.2 Conditions Precedent to License Fee.

The License Fee is conditioned on satisfaction of each of the following, any of which (other than clause (iii)) may be waived by Licensee in its sole discretion by written notice to Licensor: (i) completion of the Technology Transfer in accordance with Sections 6.1 and 6.2; (ii) Licensee’s receipt of the materially complete Complete Data Package as described in Schedule 7; (iii) satisfaction of the mutual conditions precedent set forth in Section 8.3; and (iv) satisfaction of the additional conditions to Licensee’s obligations set forth in Section 8.4, including delivery of good standing certificates, execution of regulatory and patent recordation instruments, and absence of a Material Adverse Effect.

Section 8.3 Mutual Conditions Precedent.

Each Party’s performance obligations under this Agreement are subject to the following conditions:

(a)	the representations and warranties of the other Party set forth in Article IX (for Licensor) or Article X (for Licensee) shall be true and correct in all material respects as of the Effective Date;

(b)	the other Party shall have obtained all corporate authorizations and board approvals required to execute and perform this Agreement;

(c)	no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any order, injunction, or judgment that would prohibit or materially impair the consummation of the transactions contemplated by this Agreement; and,

(d)	the other Party shall have delivered all documents and executed all ancillary agreements required to be delivered or executed on or before the Effective Date.

Section 8.4 Additional Conditions to Licensee’s Obligations.

Licensee’s obligation to pay the License Fee is further subject to the following conditions, each of which may be waived, in whole or in part, by Licensee in its sole discretion by written notice to Licensor:

(a)	Licensor shall have delivered to Licensee certificates of good standing or equivalent documentation for Licensor in its jurisdiction of organization;

(b)	Licensor shall have executed and delivered such regulatory documents, patent recordation instruments, or trademark assignments as reasonably requested by Licensee to evidence or protect the Licensed Rights with respect to the Licensed Indications; and,

(c)	no Material Adverse Effect shall have occurred with respect to the Licensed IP or Licensed Assets between the Effective Date and the date on which the applicable payment is due.

Section 8.5 Satisfaction and Waiver of Conditions.

(a)	A condition precedent set forth in this Article VIII may be waived only by a written instrument signed by the Party entitled to the benefit of such condition. No waiver shall be effective unless it expressly refers to this Article VIII and the specific condition being waived.

(b)	Waiver of any condition shall not operate as a waiver of any other condition, and no waiver shall constitute a continuing waiver unless expressly stated. No course of dealing or delay in exercising any right under this Article VIII shall operate as a waiver thereof.

(c)	Each Party shall use commercially reasonable efforts to cause the conditions set forth in this Article VIII to be satisfied promptly after the Effective Date and shall keep the other Party reasonably informed of progress toward satisfaction.

Section 8.6 Consequences of Non-Satisfaction.

(a)	If any condition precedent in Section 8.2, Section 8.3, or Section 8.4 is not satisfied or waived within 60 days after the Effective Date (or such longer period as the Parties may agree in writing), the Party entitled to the benefit of such condition may, by written notice to the other Party:

(i) extend the period for satisfaction of such condition by a further period specified in the notice; (ii) waive such condition in writing and proceed with the affected transaction; or (iii) if the non-satisfaction results from the other Party’s breach or failure to perform, terminate this Agreement (in whole or with respect to the affected obligation) upon written notice, without prejudice to any claim for damages or other remedies available under Article XII or Applicable Law.

(c)	Termination under this Section 8.6 shall not affect: (i) accrued rights and obligations arising before the effective termination date; (ii) obligations that by their nature survive termination, including confidentiality, indemnification, and dispute resolution; or (iii) Licensee’s ownership of any Trial Results, Derivative IP (other than Jointly Owned IP), or BPC-Developed Indication IP, and the Parties’ joint ownership of Jointly Owned IP, under Article VII (Intellectual Property Ownership) and Section 2.7 (BPC-Developed Indications).

Section 8.7 Further Assurances.

Each Party shall execute documents and take actions reasonably necessary to implement the Licensed Rights, evidence the satisfaction of conditions, maintain regulatory continuity, and complete the Technology Transfer. Neither Party shall be required to take any action that would convert this Agreement into an ownership transfer or materially alter the allocation of rights and obligations set forth herein.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF LICENSOR

Licensor represents and warrants to Licensee as of the Effective Date and throughout the Term, except where a representation expressly speaks as of another date, as follows:

Section 9.1 Organization and Good Standing.

Licensor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own or control the Licensed IP and Licensed Assets and perform this Agreement.

Section 9.2 Authority and Enforceability.

Licensor has full corporate power and authority to execute, deliver, and perform this Agreement. All required corporate approvals have been obtained, and this Agreement is a legal, valid, and binding obligation of Licensor, enforceable subject to applicable insolvency laws and equitable principles.

Section 9.3 No Conflicts.

The execution, delivery, and performance of this Agreement by Licensor do not and will not:

(a)	violate or conflict with Licensor’s organizational documents;

(b)	violate any Applicable Law applicable to Licensor, the Licensed IP, or the Licensed Assets;

(c)	breach or result in a default under any agreement binding on Licensor or the Licensed IP; or

(d)	create or permit any Encumbrance or third-party right that would restrict or impair the Licensed Rights.

Section 9.4 Ownership and Right to Grant.

The representations and warranties in Section 7.7 (IP Ownership Representations) of Article VII are incorporated by reference. In addition, Licensor represents and warrants that it is the lawful owner or controller of the Licensed IP and Licensed Assets and has the unrestricted right to grant the Licensed Rights to Licensee and its permitted sublicensees. No undisclosed lien, license, covenant, security interest, option, or other third-party right limits the grant or exercise of the Licensed Rights.

Section 9.5 Patents and Patent Maintenance.

(a)	Schedule 1 lists all material Patents and patent applications controlled by Licensor that are necessary or useful for the Licensed Indications.

(b)	To Licensor’s knowledge, the Patents listed in Schedule 1 are subsisting and have not been intentionally abandoned, and all material maintenance fees due as of the Effective Date have been paid or arrangements for payment are in place.

(c)	No Patent listed in Schedule 1 is subject to an order, judgment, decree, or agreement that materially restricts the Licensed Rights, except as disclosed in Schedule 6.

Section 9.6 Trademarks and Branding.

Schedule 2 lists the material trademarks and branding rights controlled by Licensor for VELDONA®. To Licensor’s knowledge, those rights are subsisting and have not been abandoned or materially impaired.

Section 9.7 Non-Infringement.

Licensor represents and warrants that the grant and exercise of the Licensed Rights, and the use of the Licensed IP and Licensed Assets for the Licensed Indications as contemplated by this Agreement, do not infringe, misappropriate, or otherwise violate any Third Party Intellectual Property right, except as disclosed in Schedule 6.

(a)	Licensor has not received written notice of any unresolved Third Party claim alleging that the Licensed Rights or Licensed Assets infringe, misappropriate, or violate a Third Party right; and,

(b)	to Licensor’s knowledge, no Third Party is materially infringing the Licensed IP in a manner that would materially impair Licensee’s Licensed Rights.

Section 9.8 No Undisclosed Encumbrances or Rights.

Schedules 1 through 4 and Schedule 7 identify all material Licensed IP, Licensed Assets, Regulatory Data, clinical data, Know-How, and technical deliverables known to Licensor to be necessary or useful for the Licensed Indications. Licensor has not intentionally omitted a material item that would materially impair Licensee’s exercise of the Licensed Rights.

Section 9.9 Regulatory Filings and Data.

The Regulatory Data and regulatory filings included in the Complete Data Package have been prepared and submitted in material compliance with Applicable Law and are complete and accurate in all material respects to Licensor’s knowledge. Licensor has not received written notice of any threatened revocation, suspension, or material limitation of a material regulatory approval, except as disclosed in Schedule 3.

Section 9.10 Material Agreements.

Licensor has disclosed to Licensee the material agreements and Third Party rights affecting the Licensed IP or Licensed Assets, and no such disclosed agreement is, to Licensor’s knowledge, in material default.

Section 9.11 Litigation.

There is no pending or, to Licensor’s knowledge, threatened action, investigation, claim, or proceeding that would materially impair Licensor’s ability to grant the Licensed Rights or Licensee’s exercise of them, except as disclosed in Schedule 6.

Section 9.12 Compliance with Law and Taxes.

Licensor has conducted its activities relating to the Licensed IP and Licensed Indications in material compliance with Applicable Law and has paid or adequately reserved for Taxes attributable to periods before the Effective Date.

Section 9.13 No Broker’s Fees.

Licensor has not incurred any obligation for a finder’s, broker’s, or agent’s fee or commission in connection with this Agreement for which Licensee would be liable.

Section 9.14 Full Disclosure.

No representation or warranty of Licensor in this Agreement or Schedule contains an untrue statement of material fact or omits a material fact necessary to make the statement not misleading in light of the circumstances in which it was made.

Section 9.15 Sufficiency of Licensed Rights.

The Licensed IP, Licensed Assets, Complete Data Package, and Regulatory Data together include the material rights and materials necessary for Licensee to research, develop, manufacture, commercialize, and sublicense VELDONA® for the Licensed Indications in the Territory, subject to third-party rights expressly disclosed in Schedule 6. For the avoidance of doubt, the Licensed Rights include the right to manufacture and have manufactured VELDONA® and any products derived therefrom, which manufacturing rights are included in the License Fee payable under Section 3.1.

Section 9.16 No Conflicting Grants.

(a)	Licensor has not granted and is not obligated to grant any license, covenant not to sue, option, or other right that conflicts with or materially impairs the Licensed Rights, including the manufacturing rights included therein;

(b)	Licensor has disclosed all known Third Party technology, consent, or approval requirements material to Licensee’s exercise of the Licensed Rights;

(c)	Licensor shall not knowingly take any action after the Effective Date that would create a conflict with the Licensed Rights; and

(d)	any permitted disclosure or exception is limited to the scope expressly stated in this Agreement or Schedule 6.

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF LICENSEE

Licensee represents and warrants to Licensor as of the Effective Date as follows:

Section 10.1 Organization and Good Standing.

Licensee is duly organized, validly existing, and in good standing under the laws of the Republic of China (Taiwan).

Section 10.2 Authority and Enforceability.

Licensee has full corporate power and authority to execute, deliver, and perform this Agreement. All required approvals have been obtained, and this Agreement is a legal, valid, and binding obligation of Licensee, enforceable subject to applicable insolvency laws and equitable principles.

Section 10.3 No Conflicts.

The execution, delivery, and performance of this Agreement by Licensee do not and will not violate Licensee’s organizational documents, Applicable Law, or any material agreement binding on Licensee.

Section 10.4 Sufficient Funds.

Licensee has, and when due will have, sufficient immediately available funds to pay the License Fee and perform its financial obligations under this Agreement.

Section 10.5 Compliance and Anti-Corruption.

Licensee shall comply, and represents that it has complied, with Applicable Law, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, and other applicable anti-corruption and anti-money-laundering laws in connection with this Agreement. Licensee has not incurred any broker or finder fee for which Licensor would be liable.

ARTICLE XI

COVENANTS

Section 11.1 IP Maintenance and Protection.

Licensor shall, at its cost, maintain the Patents in Schedule 1, pay applicable maintenance and renewal fees, prosecute pending applications, and take commercially reasonable steps to preserve the validity and enforceability of the Licensed IP.

(a)	Licensor shall provide Licensee with reasonable periodic updates on filing, prosecution, maintenance, renewal, and regulatory status and shall consult Licensee before abandoning or materially narrowing a Patent relevant to a Licensed Indication.

(b)	With Licensee’s prior written consent, Licensor may transfer responsibility for particular Patent maintenance or prosecution activities to Licensee. The Parties shall agree the cost allocation and transition mechanics in writing before the transfer.

Section 11.2 Patent Infringement.

(a)	Each Party shall promptly notify the other of any actual, suspected, or threatened infringement of the Licensed IP or any Third Party claim that the Licensed Rights infringe a Third Party right, and shall provide reasonably available information and assistance.

(b)	Licensee shall have the first right, but not the obligation, to bring, control, and settle enforcement proceedings against infringement relating to the Licensed Indications in the Territory, in Licensee’s name or Licensor’s name as legally required.

(c)	Licensor shall cooperate in any enforcement action, including joining as a party if necessary, providing documents and witnesses, and executing reasonable authorizations. If Licensee declines to proceed, Licensor may pursue the matter after consulting with Licensee.

(d)	The enforcing Party shall bear the documented out-of-pocket costs of an enforcement action. After reimbursement of those costs, any monetary recovery relating to a Licensed Indication shall be payable to Licensee, unless the Parties agree otherwise in writing.

Section 11.3 Non-Compete.

During the Term and for 10 years after termination or expiration of this Agreement, Licensor shall not, and shall cause its Affiliates and their respective directors, officers, employees, agents, and consultants not to, anywhere in the world, directly or indirectly compete with the Licensed Indications.

(a)	Competing activities include researching, developing, manufacturing, commercializing, licensing, sublicensing, marketing, promoting, or otherwise exploiting a product or technology directed to Sjögren’s Disease or Thrombocytopenia that competes with the Licensed Rights.

(b)	Licensor and its Affiliates shall not use Licensed IP, Licensed Assets, Trial Results, or Confidential Information to support a competing activity or assist a Third Party in doing so.

(c)	The restriction does not prohibit Licensor’s performance of technical consultation or other support services expressly provided to Licensee under this Agreement or another written technical consultation arrangement with Licensee.

(d)	The restriction also does not prohibit research and development directed solely to Non-Licensed Indications, provided that the activity does not use Licensed Rights to compete with, substitute for, or materially impair the Licensed Indications.

For clarity, the exceptions in this Section are limited to the express technical-consultation and Non-Licensed Indications research exceptions stated above.

Licensor shall take reasonable steps to ensure compliance by each Restricted Party and shall notify Licensee promptly upon becoming aware of an actual or threatened breach.

Licensee may seek temporary, preliminary, and permanent injunctive relief, specific performance, and damages for any breach or threatened breach of this Section, in addition to any other remedy available at law or in equity.

The Parties acknowledge that the scope, duration, and territory of this Section are reasonable and necessary to protect Licensee’s legitimate interests in the Licensed Rights.

If a court finds any restriction unenforceable, it shall be modified to the minimum extent necessary to make it enforceable while preserving the Parties’ intent.

If a Restricted Party breaches this Section, the restricted period shall be extended for the duration of the breach to the extent permitted by Applicable Law.

Section 11.4 Regulatory Change.

If a change in Applicable Law, regulatory guidance, or regulatory practice materially impedes development, manufacture, or commercialization of a Licensed Indication, the Parties shall promptly meet and negotiate in good faith on mitigation measures, revised timelines, and allocation of incremental costs.

The Parties shall continue performing unaffected obligations during those discussions and shall document any agreed mitigation or cost-sharing arrangement in writing.

Section 11.5 Public Announcements.

Neither Party shall issue a press release or public announcement regarding this Agreement or the transaction without the other Party’s prior written consent, except as required by Applicable Law, securities rules, or a Governmental Authority.

A Party required to disclose shall, where legally permitted, provide reasonable advance notice and an opportunity to review the proposed disclosure.

Nothing in this Section prevents Licensor from making disclosures reasonably for US SEC and Licensee from making disclosures reasonably necessary for Taiwan OTC or other securities-market, investor, regulatory, or financing purposes, subject to Applicable Law and reasonable confidentiality protections.

Each Party shall reasonably cooperate with the other in preparing accurate disclosures that describe the global exclusive license, the Licensed Indications, and the principal economic terms without mischaracterizing the transaction.

Section 11.6 Records and Compliance Cooperation.

(a)	Each Party shall maintain records reasonably sufficient to demonstrate compliance with this Agreement and shall provide reasonable cooperation in responding to regulatory or governmental inquiries concerning the Licensed Indications.

(b)	Each Party shall promptly notify the other of a material regulatory inquiry, warning letter, investigation, or enforcement action relating to a Licensed Indication or the Licensed Rights.

Licensor shall not knowingly use Licensee’s data, information, or Derivative IP for any purpose outside this Agreement or disclose it to a competitor of Licensee.

The covenants in this Article XI supplement the express rights and obligations in Articles II, VI, XII, and XV.

Section 11.7 Development Consultation and Planning.

Within 60 days after Licensee’s receipt of the Complete Data Package pursuant to Section 6.1 and written confirmation that the Technology Transfer has been completed in accordance with Article VI and Schedule 7 (such date, the “Development Consultation Trigger Date”), Licensee shall use commercially reasonable efforts to initiate discussions with Licensor regarding the clinical trial and development plans for the Licensed Indications.

For purposes of this Section 11.7, “commercially reasonable efforts” means, with respect to Licensee’s development consultation and planning obligations, the level of effort and resources typically devoted by a similarly situated pharmaceutical or biotechnology company to the development of a product at a similar stage of development with similar commercial potential, taking into account relevant market conditions, regulatory requirements, competitive landscape, safety and efficacy considerations, manufacturing feasibility, and available financial and personnel resources. Nothing in this Section 11.7 shall require Licensee to undertake any development activity that is not commercially justified or that conflicts with sound scientific, medical, or business judgment.

Upon initiation of development consultation discussions, the Parties shall negotiate in good faith to establish a development framework for the Licensed Indications, which may include (i) an overview of the proposed clinical trial design and study endpoints, (ii) the anticipated timeline for trial commencement and key milestones, (iii) the estimated budget and resource allocation, (iv) the regulatory strategy for FDA, TFDA, and other relevant Regulatory Authorities, and (v) any anticipated collaboration or support from Licensor under Section 6.4 (collectively, the “Development Framework”).

The Parties shall use good faith efforts to agree on a Development Framework within 180 days after the Development Consultation Trigger Date. If the Parties are unable to reach agreement on any material element of the Development Framework within such period, either Party may refer the matter to senior management negotiation under Section 13.1. The Parties acknowledge that failure to agree on a Development Framework shall not constitute a material breach of this Agreement, and Licensee shall retain full discretion over all development decisions for the Licensed Indications.

ARTICLE XII

INDEMNIFICATION

Section 12.1 Indemnification by Licensor.

Subject to Section 12.4, Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, and their respective directors, officers, employees, agents, and successors (each, a “Licensee Indemnified Party”), from and against all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees, arising out of or resulting from:

(a)	any breach or inaccuracy of Licensor’s representations or warranties;

(b)	any breach of Licensor’s covenants or obligations;

(c)	any claim that the Licensed IP, Licensed Assets, or Licensed Rights infringe, misappropriate, or violate a Third Party Intellectual Property right;

(d)	any negligent, reckless, fraudulent, or willful act or omission of Licensor, its Affiliates, or their personnel in performing this Agreement.

Section 12.2 Indemnification by Licensee.

Subject to Section 12.4, Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and their respective directors, officers, employees, agents, and successors (each, a “Licensor Indemnified Party”), from and against all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees, arising out of or resulting from:

(a)	any breach or inaccuracy of Licensee’s representations or warranties;

(b)	any breach of Licensee’s covenants or obligations;

(c)	claims arising from Licensee’s or its sublicensees’ commercialization or use of the Licensed Rights after the Effective Date, except to the extent caused by Licensor’s breach, negligence, or misconduct;

(d)	any fraud or willful misconduct of Licensee.

Section 12.3 Indemnification Procedures.

(a)	The indemnified Party shall provide prompt written notice of a claim, describing in reasonable detail the nature and amount of the Loss.

(b)	Failure to provide timely notice shall not relieve the indemnifying Party except to the extent it is materially prejudiced.

(c)	The indemnifying Party may assume the defense of a Third Party claim with counsel reasonably satisfactory to the indemnified Party and at the indemnifying Party’s expense.

(d)	The indemnified Party shall reasonably cooperate in the defense at the indemnifying Party’s expense and may participate with separate counsel at its own expense.

(e)	The indemnifying Party shall not settle a claim without the indemnified Party’s prior written consent if the settlement imposes non-monetary obligations, admits fault, or does not provide a complete release.

(f)	The indemnified Party may assume the defense if the indemnifying Party fails to do so promptly or if a conflict of interest makes separate control appropriate.

Section 12.4 Limitations.

(a)	A Party shall not be liable for Losses until the aggregate amount exceeds USD [***] (the “Basket”), after which liability shall be from the first dollar.

(b)	The aggregate liability of an indemnifying Party shall not exceed USD [***] (the “Cap”), except as provided below.

(c)	The Basket and Cap shall not apply to fraud, willful misconduct, breach of Section 9.4 or Section 9.7, breach of confidentiality, or IP infringement claims.

(d)	Indemnity claims properly asserted before expiration of the applicable survival period shall survive until final resolution.

(e)	Each indemnified Party shall use commercially reasonable efforts to mitigate Losses, but no mitigation obligation requires it to compromise a material right.

(f)	Losses shall be reduced by insurance proceeds actually received and Tax benefits actually realized, but not by amounts for which the indemnified Party remains liable to repay.

(g)	There shall be no double recovery, and punitive, speculative, or consequential damages are excluded except to the extent payable to a Third Party.

Section 12.5 Exclusive Remedy.

Except for fraud, willful misconduct, payment obligations, equitable remedies, and remedies expressly provided in Articles II, XI, XIII, XIV, and XV, this Article XII provides the Parties’ exclusive monetary remedy for breach of this Agreement.

Section 12.6 Survival.

The following provisions survive termination or expiration for the period applicable to the underlying representation, warranty, covenant, claim, or liability: Article I (Definitions), Section 2.7 (BPC-Developed Indications), Article VII (Intellectual Property Ownership), Article III (Payment Obligations, to the extent accrued), Article V (Revenue Sharing, to the extent accrued), this Article XII (Indemnification and Limitation of Liability), Article XIII (Deadlock Resolution), Article XV (Confidentiality), Article XVI (Governing Law and Dispute Resolution), Article XVII (Miscellaneous), and any other provision that by its nature should survive.

ARTICLE XIII

DEADLOCK RESOLUTION

Section 13.1 Deadlock.

A “Deadlock” occurs when the Parties cannot resolve a material dispute concerning the Licensed Rights, development, regulatory strategy, sublicensing, or performance of this Agreement after good-faith discussions.

Upon written notice of a Deadlock, the matter shall be escalated to senior management representatives of each Party, who shall meet and negotiate in good faith for 15 days.

Section 13.2 Standstill.

During the Deadlock and until the matter is resolved or the BPC Buy-Out Option is completed, Licensor shall not license, sublicense, sell, or otherwise grant rights in the disputed Licensed Indications to a Third Party and shall not take action intended to circumvent Licensee’s rights.

Section 13.3 BPC Buy-Out Option.

If the senior-management negotiation period expires without resolution, Licensee may elect to purchase all of Licensor’s right, title, and interest in the Licensed IP and Licensed Assets solely for the Licensed Indications, converting the exclusive license into full ownership for those indications.

Licensee shall exercise the BPC Buy-Out Option by written notice within 30 days after the end of the negotiation period. The transfer shall be documented through instruments reasonably necessary to confirm ownership of the Licensed IP for the Licensed Indications. The purchase price shall be determined by agreement of the Parties.

Section 13.4 ROFR Unaffected.

The ROFR for ROFR Indications under Article IV remains in effect and is not reduced, waived, or impaired by a Deadlock or exercise of the BPC Buy-Out Option.

Section 13.5 Continuing Performance.

During a Deadlock, each Party shall continue performing undisputed obligations, and the Deadlock shall not excuse payment, confidentiality, compliance, safety, or regulatory obligations.

ARTICLE XIV

TERM AND TERMINATION

Section 14.1 Term.

This Agreement begins on the Effective Date and continues, on an indication-by-indication and country-by-country basis, until the later of (a) expiration of the last-to-expire Patent covering the applicable Licensed Indication or (b) 20 years after the Effective Date, unless terminated earlier under this Article XIV.

Section 14.2 Termination for Material Breach.

Either Party may terminate this Agreement, in whole or in part, for the other Party’s material breach if the breach is not cured within 30 days after written notice.

Notwithstanding the foregoing, a payment breach shall have a cure period of 10 Business Days after written notice. A breach involving confidentiality, anti-corruption, non-compete, safety, or regulatory integrity may be subject to immediate equitable relief and termination if not promptly cured.

Section 14.3 Insolvency.

Either Party may terminate this Agreement upon written notice if the other Party becomes insolvent, enters liquidation, makes an assignment for creditors, or becomes subject to an insolvency proceeding that is not dismissed within 15 days, to the extent permitted by Applicable Law.

Section 14.4 Licensor Change of Control.

Licensor shall notify Licensee promptly, and in any event within 30 days, of any proposed or pending Change of Control. For the avoidance of doubt, Licensor’s capital increases, equity financings, reorganizations, and corporate governance matters (including private placements, public offerings, stock splits, board composition changes, and similar transactions) are within Licensor’s sole discretion.

Notwithstanding any Change of Control of Licensor, the Licensed Rights granted to Licensee under this Agreement shall remain in full force and effect and shall not be impaired, diminished, or otherwise affected by such Change of Control. Any successor or assignee of Licensor resulting from a Change of Control shall be bound by all of Licensor’s obligations under this Agreement and shall not have the right to modify, terminate, or adversely affect the Licensed Rights without Licensee’s prior written consent.

For the avoidance of doubt, a Change of Control of Licensor shall not: (a) terminate, reduce, or modify the Licensed Rights or any other rights of Licensee under this Agreement; (b) give rise to any termination right in favor of Licensor or its successor; (c) accelerate, increase, or otherwise modify any payment obligation of Licensee; (d) impose any new obligation, restriction, or condition on Licensee; or (e) affect Licensee’s ownership of any Derivative IP, BPC-Developed Indication IP, Trial Results, or other Intellectual Property owned by Licensee under this Agreement.

Section 14.5 Force Majeure.

A Party may suspend performance of an obligation affected by a Force Majeure Event, provided it promptly notifies the other Party, uses reasonable mitigation efforts, and resumes performance as soon as practicable.

If a Force Majeure Event continues for more than 3 consecutive months and materially prevents performance of a material obligation, either Party may terminate the affected portion of this Agreement on written notice, subject to accrued rights and continuing confidentiality and payment obligations.

Section 14.6 Effect of Termination.

Termination does not affect accrued rights, obligations, or liabilities arising before the effective termination date.

(a)	Except for a permitted sell-off or transition expressly provided below, the Licensed Rights for the terminated Licensed Indication shall cease on the effective termination date. Licensee shall have 6 months to sell existing finished inventory and fulfill binding customer commitments.

(b)	Licensee shall handle remaining inventory in a commercially reasonable manner and shall comply with applicable quality, safety, pharmacovigilance, and regulatory requirements during the sell-off period.

(c)	Each Party shall return or destroy the other Party’s Confidential Information on request, except that Licensee may retain Trial Results, Derivative IP (including Licensee’s interest in Jointly Owned IP), BPC-Developed Indication IP, regulatory records, audit records, and one archival copy required by law or internal compliance policy.

Article V, Article VII (Intellectual Property Ownership), Article XI, Article XII, Article XIII, Article XV, Article XVI, and Article XVII, together with accrued payment obligations and any provision that by its nature should survive, survive termination or expiration.

Termination or expiration shall not impair Licensee’s ownership of Trial Results, Derivative IP (other than Jointly Owned IP), or BPC-Developed Indication IP, or the Parties’ joint ownership of Jointly Owned IP, under Article VII and Section 2.7, and shall not eliminate payment, audit, confidentiality, indemnity, or other accrued rights.

ARTICLE XV

CONFIDENTIALITY

Section 15.1 Definition.

“Confidential Information” means non-public information disclosed by or on behalf of a Party to the other Party in connection with this Agreement, including technical information, Know-How, clinical and regulatory data, Trial Results, Derivative IP, business plans, financial information, sublicense terms, and the terms of this Agreement.

Section 15.2 Confidentiality Obligations.

The Receiving Party shall protect the Disclosing Party’s Confidential Information using at least reasonable care and no less care than it uses for its own information of similar sensitivity.

(a)	The Receiving Party shall use Confidential Information solely to exercise rights or perform obligations under this Agreement and shall not disclose it to a Third Party except as permitted below.

(b)	The Receiving Party shall limit access to Representatives who need to know the information and are bound by confidentiality obligations no less protective than this Article XV.

(c)	The Receiving Party shall promptly notify the Disclosing Party of any unauthorized use or disclosure and reasonably cooperate in mitigating the resulting harm.

Neither Party may use the other Party’s Confidential Information to compete with the other Party or to circumvent the Licensed Rights, the ROFR, or the revenue-sharing provisions.

Section 15.3 Permitted Disclosures.

(a)	A Party may disclose Confidential Information to its Representatives, professional advisers, actual or potential financing sources, insurers, auditors, and permitted sublicensees or Affiliates, in each case subject to confidentiality obligations.

(b)	A Party may disclose Confidential Information as required by Applicable Law, court order, securities rule, or Governmental Authority, provided that, where legally permitted, it gives prior notice and reasonably cooperates in seeking confidential treatment.

(c)	Licensee may disclose Confidential Information to Regulatory Authorities and securities markets as reasonably necessary for development, regulatory submissions, financing, OTC review, investor communications, or commercialization, subject to appropriate protections.

(d)	Licensor may disclose Confidential Information to Regulatory Authorities to perform Sponsor obligations or support the Licensed Rights, but may not disclose Licensee’s Confidential Information to a competitor except as required by law.

Section 15.4 Exclusions.

Confidential Information does not include: (a) information that is or becomes publicly available through no breach of this Agreement; (b) was lawfully known to the Receiving Party without restriction before disclosure; (c) is independently developed without use of the Disclosing Party’s Confidential Information; or (d) is lawfully received from a Third Party without breach of a confidentiality obligation.

Section 15.5 Duration.

The obligations under this Article XV continue during the Term and for 5 years after termination or expiration. Obligations relating to trade secrets, Know-How, non-public regulatory data, and other information protected as a trade secret continue for so long as the information remains legally protectable and non-public.

Section 15.6 Return and Retention.

Upon written request after termination or expiration, the Receiving Party shall return or destroy the Disclosing Party’s Confidential Information, subject to legal, regulatory, archival, and automatic-backup retention requirements.

Licensee may retain Trial Results, Derivative IP (including Licensee’s interest in Jointly Owned IP), BPC-Developed Indication IP, regulatory records, audit materials, and one archival copy of other Confidential Information to the extent necessary to exercise retained rights, comply with law, or defend a claim.

Section 15.7 Licensee Information and Derivative IP.

Licensor shall not use Licensee’s Confidential Information, Derivative IP (other than Jointly Owned IP, which Licensor may use in accordance with Section 7.5), or BPC-Developed Indication IP except to perform this Agreement and shall not disclose it to a competitor of Licensee.

Section 15.8 Remedies.

A breach of this Article XV may cause irreparable harm for which monetary damages are inadequate. The non-breaching Party may seek injunctive relief, specific performance, and other equitable remedies, in addition to any other available remedy.

Section 15.9 Publicity and OTC/SEC Reviews.

The Parties may disclose the existence and principal terms of this Agreement as reasonably necessary for Taiwan OTC and US SEC reviews, securities filings, investor communications, financing, regulatory submissions, and compliance with Applicable Law, subject to redaction of competitively sensitive information where permitted.

A Party making a permitted public disclosure shall, where practicable, provide the other Party a reasonable opportunity to review the disclosure for accuracy and confidentiality concerns.

The obligations in this Article XV apply to all Confidential Information exchanged before or after the Effective Date and survive in accordance with Section 15.5.

ARTICLE XVI

GOVERNING LAW AND DISPUTE RESOLUTION

Section 16.1 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the Republic of China (Taiwan), without regard to conflict-of-laws principles that would require application of another jurisdiction’s laws.

Section 16.2 Good-Faith Negotiation.

A Party shall give written notice of a dispute, and the Parties shall first attempt in good faith to resolve it through negotiation for 30 days after receipt of the notice.

Section 16.3 Jurisdiction.

If the dispute is not resolved through negotiation, the Taipei District Court shall have exclusive jurisdiction as the court of first instance over any dispute arising out of or relating to this Agreement, including its validity, interpretation, performance, breach, or termination.

Section 16.4 Continuing Performance.

During any dispute, each Party shall continue performing all undisputed obligations, including payment, confidentiality, safety, regulatory, trial, technology-transfer, and compliance obligations.

Nothing in this Article XVI prevents either Party from seeking urgent injunctive or other interim relief from a court of competent jurisdiction to protect Confidential Information, Licensed Rights, safety, or regulatory continuity.

Section 16.5 Language.

The language of court proceedings shall be Chinese, provided that the English version of this Agreement shall govern its interpretation and the Parties may submit English-language evidence with a Chinese translation if required.

The Parties shall reasonably cooperate in translating documents and evidence required for dispute resolution.

Each Party shall bear its own legal costs unless the court orders otherwise, and the prevailing Party may seek recoverable costs to the extent permitted by Applicable Law.

A Party’s failure to enforce a right immediately shall not waive that right or any later enforcement of the same or another right.

Section 16.6 Scope of Relief.

A court may grant any remedy available under Applicable Law, including damages, specific performance, injunctive relief, declaratory relief, and enforcement of the Licensed Rights.

Any settlement of a dispute must be in writing and signed by authorized representatives of both Parties to be binding.

This Article XVI survives termination or expiration to the extent necessary to resolve a dispute arising before termination or expiration.

Section 16.7 Regulatory Continuity.

The Parties shall cooperate to prevent a dispute from interrupting subject safety, pharmacovigilance, regulatory reporting, or other legally required activities relating to a Licensed Indication.

A Party may seek emergency relief to protect patients, maintain regulatory status, preserve evidence, or prevent misuse of Licensed IP or Confidential Information.

The remedies in this Article XVI are cumulative and do not exclude any remedy available under Applicable Law.

ARTICLE XVII

MISCELLANEOUS

Section 17.1 Entire Agreement.

This Agreement, including its Schedules, constitutes the entire agreement between the Parties concerning the Licensed Rights and supersedes all prior negotiations, proposals, term sheets, understandings, and communications concerning that subject matter.

Section 17.2 Amendments.

This Agreement may be amended, modified, or supplemented only by a written instrument signed by both Parties.

Section 17.3 Waiver.

No waiver is effective unless in writing and signed by the waiving Party. A waiver of one breach is not a waiver of another or later breach.

Section 17.4 Severability.

If a provision is invalid or unenforceable, the remaining provisions remain in effect and the Parties shall negotiate a valid replacement that most closely preserves the original commercial intent.

Section 17.5 Assignment.

Licensee may assign this Agreement, in whole or in part, to an Affiliate with prior written notice to Licensor, provided Licensee remains responsible for its obligations unless the assignee assumes them in writing.

Licensor may not assign, transfer, delegate, or otherwise dispose of this Agreement or any Licensed IP affecting the Licensed Rights without Licensee’s prior written consent, except in connection with a Change of Control of Licensor, in which case the successor or assignee shall be bound by all of Licensor’s obligations under this Agreement and the Licensed Rights shall continue in full force and effect. For the avoidance of doubt, Licensor’s capital increases, equity financings, reorganizations, and corporate governance matters do not require Licensee’s consent and are within Licensor’s sole discretion, provided that such transactions do not constitute a Change of Control.

Any purported assignment in violation of this Section is void, except that a permitted successor in a Licensor Change of Control remains bound by this Agreement.

Section 17.6 Notices.

All notices must be in writing and delivered by personal delivery, internationally recognized courier, registered or certified mail, or email to the designated contacts below.

A notice is effective on delivery if delivered personally, on confirmed receipt if sent by courier or registered mail, and on confirmed transmission if sent by email before 5:00 p.m. Taipei time on a Business Day; otherwise, it is effective on the next Business Day.

Each Party shall designate a contact person, mailing address, courier address, and email address for notices and shall notify the other Party of any change in writing.

Licensor notice contact:

Ainos, Inc.,

Attn: [***]

address: [***]

email: [***].

Licensee notice contact:

BioPhoenix Co., Ltd.

Attn: [***]

address: [***]

email: [***]

Section 17.7 Force Majeure.

A Force Majeure Event includes natural disaster, epidemic, pandemic, war, terrorism, civil unrest, governmental action, embargo, labor disruption, utility failure, transportation failure, or communications failure beyond a Party’s reasonable control.

The affected Party shall notify the other Party promptly, describe the expected impact, use commercially reasonable mitigation efforts, and resume performance as soon as practicable.

Force majeure does not excuse payment obligations accrued before the event or obligations relating to confidentiality, patient safety, pharmacovigilance, regulatory reporting, or protection of Licensed IP.

Section 17.8 Anti-Corruption and Compliance.

Each Party represents and covenants that it and its Affiliates will comply with the U.S. Foreign Corrupt Practices Act, the United Nations Convention against Corruption (UNCAC), applicable anti-corruption, anti-bribery, anti-money-laundering, sanctions, export-control, and healthcare laws in performing this Agreement.

Neither Party shall offer, promise, authorize, request, or accept an improper payment or benefit in connection with the Licensed Rights, clinical activities, regulatory submissions, or sublicensing.

A Party shall promptly notify the other of a material compliance investigation, violation, or governmental inquiry relating to this Agreement and shall reasonably cooperate in remediation.

Section 17.9 Counterparts and Electronic Signatures.

This Agreement may be executed in counterparts, each deemed an original, and signatures delivered electronically or by PDF shall be effective as original signatures.

Section 17.10 No Third-Party Beneficiaries.

Except for indemnified parties expressly protected under Article XII, this Agreement benefits only the Parties and their permitted successors and assigns and creates no rights in other Persons.

Section 17.11 Expenses.

Except as expressly provided in this Agreement, each Party shall bear its own costs and expenses in negotiating, executing, and performing this Agreement.

Section 17.12 Further Assurances.

Each Party shall execute documents and take actions reasonably necessary to carry out this Agreement, protect the Licensed Rights, complete the Technology Transfer, and maintain regulatory continuity.

Section 17.13 Language.

This Agreement is executed in English. If translated, the English version controls in the event of any inconsistency.

Section 17.14 Interpretation.

Headings are for convenience only and do not affect interpretation.

“Including” means “including without limitation.” References to Articles, Sections, and Schedules refer to this Agreement unless otherwise specified.

Words in the singular include the plural and vice versa; “or” is not exclusive; and “shall” and “will” are mandatory while “may” is permissive.

Section 17.15 Order of Precedence.

If a Schedule conflicts with the body of this Agreement, the body controls unless the Schedule expressly states that it overrides a specified provision.

No provision of this Agreement shall be interpreted to expand the Licensed Indications beyond Sjögren’s Disease and Thrombocytopenia except through a written amendment or an exercised ROFR.

This Section 17.15 and the other miscellaneous provisions survive termination to the extent necessary to interpret or enforce accrued rights.

Section 17.16 Binding Effect.

This Agreement binds and benefits the Parties and their permitted successors and assigns.

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their duly authorized representatives as of the date first written above.

LICENSOR:

Ainos, Inc.

By:	/s/ Eddy Tsai
Name:	Eddy Tsai
Title:	Chairman
Date:	September 24, 2026

LICENSEE:

BioPhoenix Co., Ltd.

By:	/s/ Hsin-Hung Wu
Name:	Hsin-Hung Wu
Title:	Chairman
Date:	September 24, 2026

SCHEDULE 1

Licensed Patents and Patent Applications

SCHEDULE 2

Licensed Trademarks

SCHEDULE 3

Clinical Data and Regulatory Data

SCHEDULE 4

Know-How, CMC, Formulations, Manufacturing Technology, and Processes

SCHEDULE 5

Licensed Indications and ROFR Indications

SCHEDULE 6

Third-Party Rights, Existing Agreements, and Required Consents

SCHEDULE 7

Complete Data Package Deliverables List

SCHEDULE 8

Sub-licensing Revenue Share Calculation Methodology